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                                                                   Exhibit 10.17

                                    ADDENDUM
                                     TO THE
                               IMMUNEX CORPORATION
                   STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

        WHEREAS, Immunex Corporation (the "Company") maintains the Stock Option Plan for Nonemployee Directors (the "Plan"); and

        WHEREAS, the Company desires to adjoin an addendum (this "Addendum") to the Plan to address the effects of the transactions contemplated by the Agreement and Plan of Merger by and between Amgen Inc., AMS Acquisition Inc. and the Company dated as of December 16, 2001 (the "Merger Agreement");

         NOW, THEREFORE, notwithstanding anything in the Plan to the contrary, this Addendum is hereby adopted, effective as of the Effective Time (as defined in the Merger Agreement):

    Section 1. At the Effective Time, each option granted pursuant the Plan shall be treated in accordance with the applicable terms of the Merger Agreement.

    Section 2. In the event that an optionee ceases to be a director of the Company or Amgen Inc. for any reason immediately prior to, at, or during the fifteen (15) months following the Effective Time, each option held by such optionee for common stock of Amgen Inc. shall immediately vest in full and shall remain exercisable until the earlier of (x) the first anniversary of the date such optionee ceases to be a director of the Company or Amgen Inc. or (y) the end of the term of such option.

    Section 3. This Addendum shall be effective only upon the Effective Time. In the event that the Merger Agreement terminates according to its terms, this Addendum shall be of no force or effect.